 Exhibit 5.1

May 13, 2019

Greenlane Holdings, Inc.

1095 Broken Sound Parkway, Suite 300

Boca Raton, Florida 33487

               Re:       Greenlane Holdings, Inc. 2019 Equity Incentive Plan

Ladies and Gentlemen:

We have represented Greenlane Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement covers the registration of up to 5,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (collectively, the “Shares”) issuable in respect of award to be granted under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copied certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the 2019 Plan and the forms of award agreements (collectively, the “Agreements”) relating to awards granted under the 2019 Plan;

3.	the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 4.1 to the Registration Statement; and

4.	the Amended and Restated Bylaws of the Company, included as Exhibit 4.2 to the Registration Statement.

In addition, we have examined such corporate records of the Company that we have considered appropriate, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation, certain resolutions of the Board of Directors. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents.

Greenlane Holdings, Inc.

May 13, 2019

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such copies.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that, the Shares have been duly authorized by all necessary corporate action of the Company and, when issued, delivered in accordance with the terms of the 2019 Plan and any applicable Agreement under the 2019 Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Very truly yours,

/s/ PRYOR CASHMAN LLP